EXHIBIT 23.2

Mark Sherman, CPA
316 South Jones Boulevard
Las Vegas, NV 89107

Phone (702) 645-6318 Fax: (702) 645-1604

E-mail: MSherman@Shermancpas.com


November 20, 2002


I consent to the use of all of my reports included in the SB2 filing dated November 20, 2002 on the financial statements of Commercial Evaluations, Inc., included herein and to the reference made to me.







/s/  Mark S. Sherman
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     Mark S. Sherman